FIRST AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

    THIS FIRST AMENDMENT dated as of the 29th day of December, 2023, to the Investment Advisory Agreement, dated as of October 23rd, 2023, (the “Agreement”), is entered into by and between Advisor Managed Portfolios, a Delaware statutory trust (“Trust”) and Patient Capital Management, LLC, a Delaware limited liability company (“Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties wish to replace Schedule A of the Agreement; and

WHEREAS, the parties mutually agree to amend the Agreement by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree Schedule A is replaced with the following:

SCHEDULE A
to the Investment Advisory Agreement

Series of Advisor Managed Portfolios	Annual Fee Rate as a Percentage of Average Daily Net Assets	Effective Date
Patient Opportunity Trust	1.00% of assets on the first $100 million, 0.75% on the next $1.4 billion, 0.60% on amounts over $1.5 billion	January 1, 2024

ADVISOR MANAGED PORTFOLIOS	PATIENT CAPITAL MANAGEMENT, LLC

By: /s/ Russell Simon	By: /s/ Milton Dodge
Name: Russell Simon	Name: Miton Dodge
Title: President	Title: Chief Compliance Officer

1